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                                                                   Exhibit 10.74

                               CREDIT AGREEMENT
                               ----------------

This Credit Agreement ("Agreement") is made and entered into on August 25, 2000, by and between Tier Technologies, Inc., a California corporation ("Borrower") and Imperial Bank, a California banking corporation ("Bank").

Subject to the terms and conditions of this Agreement, any security agreement(s) executed by Borrower in favor of Bank, any note(s) executed by Borrower in favor of Bank, or any other agreements executed in conjunction therewith (collectively, the "Loan Documents"), Bank shall make the loan(s) and or advance(s) (individually a "Loan" and collectively "Loans") referred to below to Borrower.

In consideration of mutual covenants and conditions hereof, the parties hereto agree as follows:

1.    AMOUNT AND TERMS OF CREDIT
      --------------------------

1.01  Asset Based Line of Credit Commitment.

(a) Line of Credit - Accounts Receivable Borrowing Base Constrained. Subject to all the terms and conditions of this Agreement, provided that no event of default then has occurred and is continuing, Bank shall upon Borrower's request, make advances ("ABL Loans") to Borrower, from time to time and in such amounts as Borrower shall request up to an aggregate principal amount outstanding not to exceed:

          Eighty-five percent (85%) of Eligible Accounts and Fifty percent (50%) of Eligible Unbilled Accounts,

          as such Eligible Accounts may be adjusted from time to time as provided for under Section 4.15 hereof (the "Borrowing Base")

      and in no event more than $10,000,000 (the "ABL Line of Credit").

If at any time or for any reason, the outstanding principal amount of the ABL Loan Account (as defined below) is greater than the lesser of: (x) the Borrowing Base or (y) the ABL Line of Credit, Borrower shall pay to Bank, in cash, the amount of such excess within three (3) business days from the determination of such excess. Any commitment of Bank, pursuant to the terms of this Agreement, to make ABL Loans shall expire on the ABL Maturity Date (as hereinafter defined), subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. Provided that no Event of Default (as hereinafter defined) has occurred and is continuing, all or any portion of the ABL Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the ABL Loan Account on the earlier of demand by Bank upon the occurrence of an Event of Default which is not remedied within any applicable cure period or waived by Bank or August 26, 2002 ("ABL Maturity Date").


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(b)  Initial Audit. A representative of Bank shall conduct an audit of
Borrower's books and records relating to the Accounts and any other Collateral for the ABL Loans and shall make extracts therefrom, all with results satisfactory to Bank ("Satisfactory Initial Audit"). Borrower shall not be responsible for the expense of this initial audit.

(c)  [Intentionally Omitted.]

(d) Loan Ledger Account; Use of Proceeds. The amount of each ABL Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the ABL Line of Credit (herein called the "ABL Loan Account") and Bank shall credit the ABL Loan Account with all loan repayments in respect thereof made by Borrower. ABL Loans may only be used for supporting general corporate funding requirements, including without limitation financing capital expenditures, repaying existing debt and financing acquisitions, and the issuance of standby letters of credit.

(e) ABL Loans Interest. Borrower further promises to pay to Bank from the date of the advance of the initial ABL Loan through the ABL Maturity Date, on or before the last day of each month, interest on the unpaid principal balance of the ABL Loan Account at a rate of interest equal to one-quarter of one percent (0.25%) per annum in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in the Prime Rate, or at the LIBOR Rate plus two and one-half percent (2.50%) as determined in accordance with the LIBOR addendum annexed hereto.

(f) Certain Definitions. As used herein the following terms shall have the following meanings:

     "Accounts" means any right to payment for goods or property sold or leased, licensed or rented, or to be sold or to be leased, licensed or to be rented, or for services rendered or to be rendered no matter how evidenced, including without limitation accounts receivable, Unbilled Accounts, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables.

     "Collateral" means any and all property of Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest as provided in Section 1.05.

     "Eligible Accounts" Eligible Accounts shall include all Accounts (other than Unbilled Accounts; provided that "Eligible Accounts" shall also NOT include any of the following:

     (1) All Accounts under which payment is not received within 90 days from any invoice date.

     (2) All Accounts against which the account debtor or any other person obligated to make payment thereon asserts any defense, offset, counterclaim or other right (each, a "Claim") to avoid or reduce the liability represented by the Account to the extent of such Claim; provided that Borrower shall have the right to challenge any Claim and the Accounts subject thereto shall remain Eligible Accounts during the period of dispute, not to exceed thirty days from the date Borrower receives notice of Claim (unless otherwise excluded hereunder).

     (3) Any Accounts if the account debtor or any other person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of


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creditors or whose credit standing is unacceptable to Bank and Bank has so notified Borrower, unless such Accounts are covered by credit insurance acceptable to Bank.

    (4) Accounts due from an account debtor if 25% or more of the aggregate amount of accounts of such debtor have at that time remained unpaid for more than 90 days past the invoice date.

    (5) Accounts due from any single debtor to the extent that such Accounts representing more than 25% of Borrower's total accounts receivable are not eligible; provided, however, (i) the Bank may deem, in its sole discretion, the
          --------  -------
entire amount, or any portion thereof, eligible; and (ii) accounts due from publicly held debtors rated investment grade by Standard & Poor's Credit Index or other rating agency acceptable to the Bank are not subject to this concentration limit.

    (6) Accounts with respect to international transactions unless insured by an insurance company acceptable to the Bank or covered by letters of credit issued or confirmed by a bank acceptable to the Bank. Bank, in its reasonable discretion, may deem as eligible amounts due from major, publicly owned foreign companies.

    (7) Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower.

    (8) Accounts where the account debtor is a seller to Borrower, whereby a potential offset (contra) exists, to the extent of such potential offset.

    (9)  Collection accounts.

    (10) C.O.D. accounts.

    (11) All United States Government receivables.

    (12) Deferred revenues.

    (13) Pre-billings.

    "Eligible Unbilled Accounts" means total Unbilled Accounts less any Unbilled Accounts which are listed in the certificate provided by Borrower pursuant to
Section 4.05(f), provided that Eligible Unbilled Accounts shall not exceed $6,000,000.

    "Unbilled Accounts" means Accounts for which Borrower has recognized income but has not billed an account debtor).

(g) Requests for ABL Loans. Requests for ABL Loans hereunder shall be in writing duly executed by Borrower substantially in the form of Exhibit A attached hereto and shall contain a Borrowing Base Certificate in the form of Exhibit B attached hereto setting forth, as of the most recent month end where such data is available, the matters referred to in Section 1.01 (a), which shall disclose that Borrower is entitled to the amount of Loan being requested.

(h) Letter of Credit Usage and Sublimit. Subject to the availability of the ABL Line of Credit, at any time and from time to time from the date hereof through the banking day immediately prior to the ABL


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Maturity Date, Bank shall issue for the account of Borrower such standby letters of credit ("Letters of Credit") as Borrower may request, which request shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed $2,500,000 and (ii) shall be deemed to constitute ABL Loans for the purpose of calculating availability under the ABL Line of Credit. Unless Borrower shall have deposited with Bank cash collateral in an amount sufficient to cover all undrawn amounts under each such Letter of Credit and Bank shall have agreed in writing, no Letter of Credit shall have an expiration date that is later than the ABL Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower. Bank's current schedule of fees and charges in effect on the date hereof is attached as
Exhibit 1.01 (h).

(i) Late Charge. If any installment payment, interest payment, principal payment or principal balance due under the ABL Line of Credit is delinquent twenty (20) or more days, Borrower agrees to pay Bank a late charge in the amount of two and five-tenths percent (2.5%) of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept any past due payment or less than the total unpaid principal balance after maturity. All payments, at Bank's sole discretion, shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

(j) Default Rate. If an Event of Default occurs hereunder, then during the continuance thereof at the Bank's option, the interest rate shall be two and five-tenths percent (2.5%) per year in excess of the rate otherwise applicable.

(k) Interest Calculations. The term "Prime Rate" shall mean the rate that the Bank has announced as its prime lending rate, which shall vary concurrently with any change in the Prime Rate. The term "LIBOR Rate" shall mean the LIBOR rate as specified in the addendum annexed hereto. Interest based on the Prime Rate shall vary concurrently with any change in the Prime Rate. All interest shall be computed on the basis of the actual number of days during which the principal balance of the corresponding Loans are outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

1.02 Loan Fees. In addition to any other amounts due, or to become due, concurrent with the execution hereof, in connection with the ABL Line of Credit, Borrower shall pay to Bank a loan fee of Twenty-Five Thousand Dollars and 00/100 ($25,000.00), of which Five Thousand Dollars and 00/100 ($5,000.00) has been paid prior to the date hereof.

1.03 Documentation Fee, Costs and Expenses. In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a documentation fee in the amount of Two Hundred Fifty and 00/100 ($250.00), and all other costs and expenses incurred by the Bank in the preparation of this Agreement, the other Loan Documents and the perfection of any security interest granted to Bank by Borrower.

1.04 Unused Facility Fee. On January 1, 2001, and on the first day of each fiscal quarter thereafter during the term of this Agreement, an unused facility fee will be payable in arrears in an amount equal to 0.25% per annum times the average available amount of all Loans, any amounts reserved for issued letters of credit will be included in used portion.


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1.05  Collateral. Borrower shall grant or cause to be granted to Bank a first priority lien on any and all personal property assets of Borrower (excluding assets owned by Tier Technologies (Australia) Pty. Ltd., Simsion & Bowles Associates and ADC Consultants Pty. Ltd.) which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest or pursuant to the terms of any security agreement, an intellectual property security agreement or otherwise as security for all of Borrower's obligations to Bank, all as may be subject to Section 5.03 hereof; provided, however, notwithstanding any of the foregoing, Borrower shall assign,
--------  -------
or cause to be assigned, to Bank a first priority security interest in 65% of the stocks of the following subsidiaries:

(a)   ADC Consultants Pty. Ltd.;

(b)   TSource, Inc.;

(c)   Tier Technologies UK, Inc.; and

(d)   Tier Technologies (Australia) Pty. Ltd.

1.06 Collection of Payments. Borrower authorizes Bank to collect all interest, fees, costs, and/or expenses due under this Agreement by charging Borrower's demand deposit account number 18-075-563 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

2.    REPRESENTATIONS OF BORROWER
      ---------------------------

Borrower represents and warrants that:

2.01 Existence and Rights. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, without limit as to the duration of its existence; Borrower is authorized and in good standing to do business in the state of its incorporation; Borrower has the appropriate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each state in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity, except for Permitted Investments, unless specified in writing to Bank.

2.02 Agreement Authorized. The execution, delivery and performance of this Agreement and the Loan Documents are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's charter/articles of incorporation, by-laws, or similar document as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms; subject only to bankruptcy, insolvency or similar laws affecting creditors rights generally.

2.03 No Conflict. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of or in conflict with any agreement, indenture or undertaking to


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which Borrower is a party or by which it or any material portion of its property may be bound or affected, such that a Material Adverse Effect would be created thereby, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

2.04 Litigation. Except as disclosed in writing to Bank by Borrower, there is no litigation or other proceeding pending or threatened against or affecting Borrower which if determined adversely to Borrower or its interest would have a material adverse effect on the financial condition of Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

2.05 Financial Condition. The balance sheet of Borrower as of June 30, 2000, and the related profit and loss statement for the nine month period ended as of that date and the notes thereto as filed in Borrower's Form 10-Q for the three quarters ending subsequent to September 30, 1999, along with Borrower's Form 10-K filed for the year ended September 30, 1999 (collectively, the "Financial Statements"), a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct in all material respects, and said balance sheet fairly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the financial condition or business of Borrower. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said Financial Sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said Financial Statements, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition (a "Material Adverse Effect"), operations or business as now conducted.

2.06 Title to Assets. Borrower has good title to the Collateral, and, except as set forth in Exhibit 2.06, the same are not subject to any liens or encumbrances other than those permitted by Section 5.03 hereof.

2.07 Tax Status. Borrower has no liability for any delinquent state, local or federal taxes other than those being contested in good faith by adequate proceedings with adequate reserves under GAAP, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

2.08 Trademarks, Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

2.09 Regulation U. None of the proceeds of any Loan shall be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).

2.10 ERISA. All defined benefit pension plans as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.


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3.   CONDITIONS PRECEDENT TO LOAN
     ----------------------------

Prior to Bank being obligated to make any Loan pursuant to this Agreement, Bank must receive all of the following, each of which must be in form and substance reasonably satisfactory to Bank:

3.01 Security Agreement. Original, executed security agreement(s) covering the personal property collateral securing the Loan(s).

3.02 Financing Statement. Financing statement(s) executed by Borrower and any grantor of a security interest.

3.03 Insurance. Borrower shall have delivered to Bank evidence of insurance coverage required pursuant to that Agreement to Provide Insurance executed by Borrower, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and, where required by Bank, with Lenders Loss Payable endorsement in favor of Bank.

3.04 Organizational Documents. Copies of the charter/articles of incorporation, or similar document as the case may be, of the any Borrower.

3.05 Authorizations. Certified copies of all action taken by any Borrower and any grantor of a security interest to authorize the execution, delivery and performance of the Loan Documents.

3.06 Good Standing. Good standing certificates from the appropriate secretary of state of the state in which Borrower is organized and in each state in which it is required to be qualified to do business.

3.07 Intercreditor Agreement. Intercreditor Agreement in favor of Bank executed by the Borrower and The SCA Group, Inc.

3.08 Agreement. This Agreement executed by Borrower.

3.09 Additional Documents. Such other documents as Bank may reasonably deem necessary.


4.   AFFIRMATIVE COVENANTS OF BORROWER
     ---------------------------------

Borrower agrees that so long as it is indebted to Bank, under borrowings, or other indebtedness, or so long as Bank has any obligation to extend credit to Borrower it will, unless Bank shall otherwise consent in writing, which consent will not be unreasonable withheld:

4.01 Rights and Facilities. Maintain and preserve all rights, franchises and other authority necessary for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; ordinary wear and tear excepted; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

4.02 Use of Proceeds. Use the proceeds of the Loans only for purposes specified in Section 1 of this Agreement.


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4.03 Insurance. Maintain public liability, property damage and workers'
compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment, and as required by that Agreement to Provide Insurance executed by Borrower, with the Bank to be shown as Lenders Loss Payee on such policies.

4.04 Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other material liabilities at any time existing, except to the extent and so long as:

(a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

(b) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it to be adequate with respect thereto.

4.05 Records and Reports. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times and upon reasonable notice during normal business hours; and furnish Bank:

(a) Quarterly Financial Statement. As soon as available, and in any event within forty-six (46) days after the end of each quarter, Borrower's Form 10-Q as required to be filed with the Securities and Exchange Commission ("SEC"); (b) Annual Financial Statement. As soon as available, and in any event within ninety-one (91) days after and as of the end of each fiscal year of Borrower, Borrower's 10-K as required to be filed with the SEC;

(c) Officer's Certificate. Within forty-six (46) days after the end of each quarter and within ninety-one (91) days after the end of each fiscal year of Borrower, a certificate signed by the Borrower's chief financial officer, stating that, as of the end of such quarter or fiscal year, as applicable, Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event has occurred and no condition then exists which constitutes an Event of Default hereunder or would constitute such an Event of Default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof in the form of exhibit 4.05(c) attached hereto.

(d) Audit Reports. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim work on the accounts of Borrower made by such accountants;

(e) Accounts Receivable And Accounts Payable Agings. So long as there exists an outstanding principal balance under this Agreement, within 15 days from each month-end, deliver to Bank a detailed accounts receivable aging reconciled to the general ledger of Borrower, a detailed accounts payable aging reconciled to the Borrower's general ledger and setting forth the amount of any book overdraft or the amount of checks issued but not sent. All the foregoing will be in a form and with such detail as Bank may


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request from time to time. In addition, Borrower will supply a listing of total
Unbilled Accounts by customer that reconciles to Borrower's general ledger.

(f) Borrowing Base Certificate. So long as there exists an outstanding principal balance under this Agreement, deliver to Bank, within 15 days from each month-end, a Borrowing Base Certificate in the form of Exhibit B attached hereto including total sales and cash receipts, and a certificate signed by Borrower's Chief Financial Officer that lists any known significant disputes that will cause a delay in billing Unbilled Accounts in excess of $200,000, or if Applicable, stating that there are no known such disputes.

(g) List of Customers. On a semi-annual basis or more frequently if requested by Bank, provide Bank with an alphabetized list of customers including addresses.

(h) Stockholder, Security and Exchange Commission Statements and Reports. Except as provided under clauses (a) and (b), promptly after the same are available, copies of all such proxy statements, financial statements and reports (including its Annual Report to Stockholders) as Borrower shall send to its stockholders , and copies of all reports which Borrower may file with the SEC.

(i) Other Information. Such other information relating to the affairs of Borrower as the Bank reasonably may request from time to time.

4.06 Quick Ratio. Maintain on a quarterly basis a quick ratio (defined as the sum of unencumbered cash, marketable securities, customer receivables (billed and unbilled) net of any allowance for doubtful accounts divided by total
                                                         ----------
current liabilities) of at least 1.25 to 1.00.

4.07 Tangible Net Worth. Maintain on a quarterly basis a Tangible Net Worth (defined as net book value of assets excluding goodwill and other acquisition related intangible assets less total liabilities) of not less than Twenty Million and 00/100 Dollars ($20,000,000.00).

4.08 Debt to Tangible Net Worth. Maintain on a quarterly basis a ratio of total liabilities (defined as all liabilities for borrowed money, all interest bearing obligations and all obligations under capital leases) to Tangible Net Worth of not greater than 0.75 to 1.00.

4.09 Profitability. Maintain profitable operations (meaning a net profit after taxes) of at least $1.00 on a quarterly basis.

4.10 ERISA. Cause all defined benefit pension plans, as defined in ERISA, of Borrower to, at all times, meet the minimum funding standards of Section 302 of ERISA, and ensure that no Reportable Event or Prohibited Transaction, as defined in ERISA, will occur with respect to any such plan.

4.11 Laws. At all times comply with, or cause to be complied with, all laws, statues, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

4.12 GAAP. Compliance with all financial covenants shall be calculated based on generally accepted accounting principles applied on a consistent basis as maintained by Borrower.


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4.13 Operating Accounts. Maintain its primary operating accounts (excluding accounts owned by Tier Technologies (Australia) Pty. Ltd., ADC Consultants Pty. Ltd. and Tier Technologies UK, Inc.) and banking relationship with the Bank. Maintain, or cause to be maintained, on deposit with Bank, non-interest bearing demand deposit balances sufficient to compensate Bank for all services provided by Bank. Balances shall be calculated after reduction for the reserve requirement of the Federal Reserve Board and uncollected funds. Any deficiencies shall be charged directly to the Borrower on a monthly basis.

4.14 Notices. Promptly notify Bank in writing of (i) the occurrence of any Event of Default hereunder or any event which upon notice and lapse of time would be an Event of Default; (ii) all litigation affecting Borrower where the amount is $5,000,000 or more; any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; any change in Borrower's name or principal place of business; or any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations.

4.15 Audits. Permit representatives of Bank to conduct audits of Borrower's books and records relating to the Accounts, and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that while no Event of Default has occurred and is continuing, such audits shall be conducted no more often than once every twelve (12) months and provided further that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, all under reasonable procedures acceptable to Bank and at Borrower's sole expense. Notwithstanding any of the provisions contained in Section 1.01(a), 1.01(b) and 1.01(c) hereof, Borrower hereby acknowledges and agrees that upon completion of any such audit, should Bank observe any increase in excess of five (5) percent in the dilution (defined as net non-cash reduction of Accounts) of the Accounts, Bank shall have the right to adjust the Borrowing Base percentage, in its sole and reasonable discretion, based on its review of the results of such collateral audit.

4.16 Covenants Relating to Collateral. In addition to any covenants in any Loan Document relating to any Collateral the Borrower agrees:

(a) To execute and deliver to Bank such assignments, including Bank's standard forms of Specific or General Assignment covering individual Accounts, notices, financing statements, and other documents and papers as Bank may require in order to affirm, effectuate or further assure the assignment to Bank of a security interest in the Collateral or to give any third party, including the account debtors obligated on the Accounts, notice of Bank's interest in the Collateral.

(b) Until Bank exercises its rights to collect the Accounts proceeds pursuant to Section 4.16(d), Borrower will collect with diligence all Borrower's Accounts proceeds.

(c) To promptly notify Bank of any attachment or other legal process levied against any of the Collateral and any information received by Borrower relative to the Collateral, including the Accounts, the account debtors or other persons obligated in connection therewith, which may in any way materially and adversely affect the value of the Collateral or the rights and remedies of Bank in respect thereto.

(d) Upon the occurrence and during the continuance of an Event of Default, Bank may at any time, without prior notice to Borrower, collect the Accounts proceeds and may give notice of assignment to any and all account debtors, and Borrower does hereby make, constitute and appoint Bank its irrevocable, true and lawful attorney with power to receive, open and dispose of all mail addressed to Borrower, to endorse the name of Borrower upon any checks or other evidences of payment that may come into the possession of Bank upon the Accounts; to endorse the name of the undersigned upon any


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                                      -10-
document or instrument relating to the Collateral; in its name or otherwise, to demand, sue for, collect and give acquittances for any and all moneys due or to become due upon the Accounts; to compromise, prosecute or defend any action, claim or proceeding with respect thereto; and to do any and all things necessary and proper to carry out the purpose herein contemplated.

5.   NEGATIVE COVENANTS OF BORROWER

Borrower agrees that so long as it is indebted to Bank, or so long as Bank has any obligation to extend credit to Borrower, it will not, without Bank's written consent, which consent shall not be unreasonably withheld:

5.01 Type of Business. Make any substantial change in the character of its business.

5.02 Outside Indebtedness. Except for indebtedness of Tier Technologies (Australia) Pty. Ltd., create, incur, assume or permit to exist with unrelated third parties any indebtedness for borrowed moneys other than Loans from the Bank, Permitted Indebtedness and obligations now existing as shown in Borrower's Form 10-Q for the quarter ended June 30, 2000, excluding those obligations being refinanced by Bank, or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due or to become due.

"Permitted Indebtedness" shall mean:

   (a) indebtedness existing on the date hereof and disclosed in writing to Bank;

   (b)   indebtedness to trade creditors in the ordinary course of business;

   (c) indebtedness with respect to equipment leases and indebtedness secured by Permitted Liens, in an amount not to exceed $5,000,000; and

Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (a) through (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

5.03 Liens and Encumbrances. Create, incur, permit to exist, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent and liens in Bank's favor and other than liens agreed to in writing by Bank and Permitted Liens.

"Permitted Liens" shall mean:

   (a)   any liens existing on the date hereof and disclosed in writing to Bank;

   (b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

   (c) liens (i) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or
       (ii) existing on such equipment at the time of its acquisition, provided that

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                                      -11-
      the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

  (d) liens on equipment leased by Borrower pursuant to equipment leases in the ordinary course of business incurred solely for the purpose of financing the lease of such equipment (including liens arising from UCC financing statements regarding leases permitted by this Agreement);

  (e) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default;

  (f) leases, subleases, licenses and sublicenses, and performance and surety bonds granted to others in the ordinary course of Borrower's business not interfering in any material respect with the conduct of the business of the Borrower or the Collateral;

  (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of business of Borrower;

  (h) liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws;

  (i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (j) carriers', warehousemen's, materialmen's, mechanics', landlords', repairmen's, employees' or other like liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings;

  (k) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institutions; and

liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

5.04 Loans, Investments, Secondary Liabilities. Other than Permitted Investments, and investments now existing as shown in Borrower's Form 10-Q for the quarter ended June 30, 2000, make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except for Permitted Indebtedness and by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

"Permitted Investments" shall mean:

  (a) investments made in accordance with Borrower's investment policy as approved by its Board of Directors, including without limitation Borrower's stock repurchase program;

  (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale, lease or license of goods, property or services in the ordinary course of business on ordinary trade terms;


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                                      -12-

  (c) investments consisting of (1) compensation of employees, officers and directors of Borrower or its Subsidiaries (2) travel advances, employee relocations loans and other employee loans and advances in the ordinary course of business, (3) loans to employees, officers and directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans approved by the Board of Directors of Borrower, provided that such loans shall not exceed $5,000,000 principal at any one time, and (4) loans to Subsidiaries for general corporate funding purposes in the ordinary course of business;

  (d) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business;

  (e) investments in joint ventures consisting of the licensing of technology or the providing of technical support in the ordinary course of Borrower's business provided there are no liens other than Permitted Liens; and,

  (f)   investment in Capital stock of subsidiaries

5.05 Acquisition or Sale of Business; Merger or Consolidation. Purchase or otherwise acquire the assets or business of any person or other entity except where such transactions (a)(i) would not in the aggregate result in a decrease of more than 25% of Tangible Net Worth and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions;
(b) would not require Borrower to convey an initial purchase price of more than Two Million Dollars ($2,000,000), whether in cash, stock or other property; or
(c) where such transactions are for entities or assets within or useful in Borrower's industry; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor, provided that, a Subsidiary may merge or consolidate into another Subsidiary or into Borrower and Borrower may consolidate or become consolidated with or under any other entity so long as (a) Borrower shall be a continuing or surviving legal entity and (b) all obligations of Borrower hereunder shall continue in full force and effect; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

6.   EVENTS OF DEFAULT
     -----------------

The occurrence of any of the following events of default ("Events of Default") shall, at Bank's option, terminate Bank's commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to Bank immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

6.01 Failure to Pay. Failure to pay any installment of principal or of interest on any indebtedness of Borrower to Bank within five (5) business days of notice of payment being due.

6.02 Breach of Covenant. Failure of Borrower to perform any other term or condition of this Agreement or any Loan Document binding upon Borrower.


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                                      -13-

6.03 Breach of Warranty. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

6.04 Insolvency; Receiver or Trustee. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

6.05 Judgments, Attachments. Any money judgment in excess of $5,000,000, writ or warrant of attachment, or similar process, not covered by insurance or reserves, shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of thirty(30) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

6.06 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall not be dismissed within thirty (60) days thereafter.

6.08  Cessation of Business.  Borrower shall voluntarily suspend its business.

6.09 Adverse Change. Any change which, in the opinion of Bank, is materially adverse to the financial condition of Borrower; or should Bank reasonably believe that the prospect of Borrower's payment or performance hereunder or under any other agreement or instrument with Bank be materially impaired.

6.10 Other Defaults. Borrower shall commit or do or fail to commit or do any act or thing which would constitute an event of default under any of the terms of any other agreement, document or instrument executed or to be executed by it concerning the obligation to pay money where the amount in default is in excess of $1,000,000.

6.11 Lien Priority. Subject to Permitted Liens and so long as the Subordination Agreement shall remain in full force and effect, the Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement, including but not limited to, 65% of the stocks of each subsidiary of Borrower as listed in Section 1.05 herein.

6.12 Advances. Notwithstanding anything to the contrary contained herein, Bank shall have no duty to make advances while any event of default exists notwithstanding any cure period provided for herein.

6.13 Right to Cure. If any default, other than a payment default, is curable, and if Borrower has not been given a prior notice of a breach of the same provision of this agreement, it may be cured, (and no Event of Default will have occurred), if Borrower, after Bank sends written notice demanding cure of such default, (a) cures the default within ten (10) days, or (b) if the cure requires more than ten (10) days, immediately initiates reasonable steps which Bank deems, in Bank's sole and reasonable discretion, to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

7.    MISCELLANEOUS PROVISIONS
      ------------------------


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                                      -14-

7.01 Failure or Indulgence Not Waiver. No failure or delay on the part of Bank or any holder of notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any note(s) issued in connection with a Loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.02 Counterparts; Entire Agreement. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

7.03 Attorney's Fees. Borrower will pay promptly to Bank without demand after notice, with interest thereon from the date of expenditure at the rate applicable to the Loan, reasonable attorneys' fees and all costs and expenses paid or incurred by Bank in collecting or compromising the Loan after the occurrence of an Event of Default, whether or not suit is filed. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs in addition to any other remedy or recovery awarded by the court.

7.04 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.05 Inurement. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.

7.06 Applicable Law. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby agree to submit.

7.07 Offset. In addition to and not in limitation of all rights of offset that Bank or other holder of the Loan may have under applicable law, Bank or other holder of any note issued hereunder shall, upon the occurrence and during the continuance of any Event of Default or any event which with the passage of time or notice would constitute such an Event of Default, have the right to appropriate and apply to the payment of the Loan any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Bank or other holder, within ten (10) days after the Event of Default, and written notice of the occurrence of any Event of Default by Bank to Borrower.

7.08 Severability. Should any one or more provisions of the Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.09 Time of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.


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                                      -15-

7.10 Accounting. All accounting terms shall have the meanings applied under generally accepted accounting principles unless otherwise specified.

7.11  Reference Provision.

(a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Credit Agreement, any security agreement executed by Borrower in favor of Bank or any note executed by Borrower in favor of Bank or any other agreement or instrument issued in favor of Bank by Borrower (collectively in this Section, the "Agreement") which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a
                                   ----------
party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the
                                                               ------
California Code of Civil Procedure, or their successor section ("CCP"), which
                                                                 ---
shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court in the County where the Real Property, if any, is located or Los Angeles County if none (the "Court"). The referee shall be a retired Judge of the Court selected by
      -----
mutual agreement of the parties, and if they cannot so agree within forty-five
(45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP ss.170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP ss.644 in any court in the state of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted


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                                      -16-
before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

(c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the state of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, ss.1280 through ss.1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

7.12 This Agreement may be modified only by a writing signed by all parties hereto.

This Agreement is executed on behalf of the parties by duly authorized officers as of the date first above written.

Imperial Bank                                 Tier Technologies, Inc.
A California Banking corporation              A California Corporation


By:  /s/ Joseph J. McCarthy                   By:  /s/ Laura B. DePole
    ------------------------------                ----------------------------
          Joseph J. McCarthy                       Laura B. DePole
          Senior Vice President                    Chief Financial Officer


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                                      -17-